EXHIBIT 99.1

UNIVERSAL HEALTH REALTY INCOME TRUST	Universal Corporate Center
367 S. Gulph Road
P.O. Box 61558
King of Prussia, PA 19406
(610) 265-0688

FOR IMMEDIATE RELEASE

CONTACT: Cheryl K. Ramagano Vice President & Treasurer	October 16, 2003

UNIVERSAL HEALTH REALTY INCOME TRUST

REPORTS THIRD QUARTER EARNINGS

Universal Health Realty Income Trust (NYSE:UHT) announced today that for the quarter ended September 30, 2003 net income was $5,293,000 or $.45 per diluted share compared to $5,104,000 or $.43 per diluted share for the same period in the prior year. Funds from operations (FFO) increased 3.5% to $7,423,000 compared to $7,175,000 for the same period in the prior year. On a per diluted share basis for the quarter ended September 30, 2003 FFO were $.63 compared to $.61 for the same period in the prior year.

For the nine month period ended September 30, 2003, net income per diluted share was $1.38 including a $.03 net gain on a LLC’s sale of real property compared to $1.41 including a $.10 gain on a LLC’s sale of real property for the same period in the prior year. For the nine month period ended September 30, 2003 FFO per diluted share were $1.89 compared to $1.83 for the same period in the prior year.

At September 30, 2003, the Trust’s shareholders’ equity was $149.0 million and the Trust’s liabilities for borrowed funds was $40.2 million resulting in a debt to total capitalization ratio of 21%. The third quarter dividend of $.49 per share was paid on September 30, 2003 and represents a dividend payout of 78% of FFO per diluted share.

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human service related facilities including acute care hospitals, behavioral healthcare facilities, rehabilitation hospitals, sub-acute care facilities, surgery centers, childcare centers and medical office buildings. The Trust has forty-three investments in fifteen states.

Funds from operations (“FFO”), is a widely recognized measure of REIT performance. Although FFO is a non-GAAP (generally accepted accounting principles) financial measure, the Trust believes that information regarding FFO is helpful to shareholders and potential investors. The Trust computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than the Trust. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income determined in accordance with GAAP, as an indication of the Trust’s financial performance or to be an alternative to cash flow from operating activities determined in accordance with GAAP, as a measure of the Trust’s liquidity, nor is it indicative of funds available for the Trust’s cash needs, including its ability to make cash distributions to shareholders.

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Universal Health Realty Income Trust

Statements of Income

For the Three and Nine Months Ended September 30, 2003 and 2002

(amounts in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Base rental—UHS facilities	$3,185	$3,253	$9,621	$9,759
Base rental, tenant reimbursements and other—Non-related parties	2,754	2,781	8,164	8,538
Bonus rental—UHS facilities	1,104	1,043	3,469	3,070

	7,043	7,077	21,254	21,367

Expenses:
Depreciation & amortization	1,145	1,108	3,387	3,324
Interest expense	664	583	1,839	1,819
Advisory fees to UHS	388	350	1,100	1,036
Other operating expenses	828	815	2,474	2,427
(Gain)/loss on derivatives	(46)	36	33	43

	2,979	2,892	8,833	8,649

Income before equity in limited liability companies (“LLCs”) and cumulative effect of change in accounting principle	4,064	4,185	12,421	12,718

Equity in income of LLCs (including gain on sale of real property of $365 in first quarter of 2003 and $1,179 in first quarter of 2002)	1,283	919	3,911	3,843

Cumulative effect of change in accounting principle (SFAS No. 150)	(54)	0	(54)	0

Net income	$5,293	$5,104	$16,278	$16,561

Net income per share—Basic	$0.45	$0.44	$1.39	$1.42

Net income per share—Diluted	$0.45	$0.43	$1.38	$1.41

Weighted average number of shares outstanding—(Basic)	11,713	11,690	11,707	11,685
Weighted average number of share equivalents	70	70	67	62

Weighted average number of shares and equivalents—(Diluted)	11,783	11,760	11,774	11,747

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net income	$5,293	$5,104	$16,278	$16,561
Plus: Depreciation expense:
Consolidated investments	1,101	1,094	3,303	3,284
Unconsolidated affiliates	1,021	941	3,004	2,753
Cumulative effect of change in accounting principle (SFAS No. 150)	54	0	54	0
Less: Gain on LLC’s sale of real property	0	0	(365)	(1,179)
(Gain)/loss on derivatives	(46)	36	33	43

Funds from operations (FFO)	$7,423	$7,175	$22,307	$21,462

Funds from operations (FFO) per share—Basic	$0.63	$0.61	$1.91	$1.84

Funds from operations (FFO) per share—Diluted	$0.63	$0.61	$1.89	$1.83

Dividend paid per share	$0.490	$0.480	$1.465	$1.435

Universal Health Realty Income Trust

Consolidated Balance Sheets

(dollar amounts in thousands)

(unaudited)

	September 30, 2003	December 31, 2002
Assets:

Real Estate Investments:
Buildings and improvements	$160,059	$159,767
Accumulated depreciation	(51,113)	(47,810)

	108,946	111,957
Land	22,929	22,929

Net Real Estate Investments	131,875	134,886

Investments in limited liability companies (“LLCs”)	60,364	48,314
Other Assets:
Cash	755	598
Bonus rent receivable from UHS	1,103	1,101
Rent receivable from non-related parties	99	137
Deferred charges and other assets, net	571	81

Total Assets	$194,767	$185,117

Liabilities and Shareholders’ Equity:

Liabilities:
Bank borrowings	$40,218	$30,493
Accrued interest	323	282
Accrued expenses and other liabilities	1,891	1,761
Fair value of derivative instrument	2,711	3,233
Tenant reserves, escrows, deposits and prepaid rents	475	446
Minority interest	100	40

Total Liabilities	45,718	36,255

Shareholders’ Equity:
Preferred shares of beneficial interest,
$.01 par value; 5,000,000 shares authorized;
none outstanding	—	—
Common shares, $.01 par value;
95,000,000 shares authorized; issued and outstanding: 2003—11,718,585;
2002—11,698,163	117	117
Capital in excess of par value	185,280	184,772
Cumulative net income	212,936	196,658
Accumulated other comprehensive loss	(2,479)	(3,033)
Cumulative dividends	(246,805)	(229,652)

Total Shareholders’ Equity	149,049	148,862

Total Liabilities and Shareholders’ Equity	$194,767	$185,117